FOR IMMEDIATE RELEASE	NEWS
November 11, 2021	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Third Quarter 2021 Financial and Operating Results

Third Quarter 2021 Highlights

•Rental revenue of $16.2 million, an increase of 4% when compared to the second quarter of 2021 and 9% when compared to the third quarter of 2020.
•Net loss of $1.3 million ($0.10 loss per basic and diluted share) an improvement of $0.7 million when compared to the second quarter of 2021 and an increase in net loss of $0.7 million when compared to the third quarter of 2020.
•Adjusted EBITDA of $5.4 million an increase of 19% when compared to the second quarter of 2021 and a decrease of 13% when compared to the third quarter of 2020. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.
•During the nine months ended September 30, 2021, the Company repurchased 432,731 shares of common stock (approximately 3.2% of shares outstanding), with a value of approximately $4.4 million, at an average purchase price of $10.24 per share of common stock.

MIDLAND, Texas November 11, 2021 - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment and services to the energy industry, today announced financial results for the three and nine months ended September 30, 2021.

"Building on the strong foundation of the first six months of the year, our core compression business continued to recover and grow in the third quarter, our third consecutive quarter of growth,” said Stephen C. Taylor, Chairman, President and Chief Executive Officer. “Compression rental revenue grew 4% sequentially and 9% on an annual basis, driven by both an increase in rental horsepower as well as modest pricing improvement. In fact, rental revenues this quarter now exceed our pre-pandemic level.”

“While producers remain conservative in capital commitments, we continue to see steady growth in oilfield activity which creates opportunities for new compression business,” Taylor noted. “We expect that trend to continue in the fourth quarter and into the coming year. Like every other energy service and industrial company, we are feeling the impact of supply chain issues and inflationary pressures. While we are fortunate in that we control our own fabrication process, we have and are likely to continue to have to navigate the challenges of supply chain disruptions and raw material inflation.”

“We are optimistic about continued business development opportunities into the new year,” Taylor concluded. “And, we continue to believe our strong balance sheet provides meaningful flexibility to create durable value for our shareholders, including through our share repurchase program. Year-to-date, through September 30, we have repurchased over 430,000 shares, over 3% of our outstanding shares."

Revenue: Total revenue for the three months ended September 30, 2021 increased to $18.2 million from $15.8 million for the three months ended September 30, 2020. This increase was due to an increase in rental, sales and service and maintenance revenues. Rental revenue increased 9.0% to $16.2 million in the third quarter of 2021 from $14.9 million in the third quarter of 2020 due to the increased deployment of rental units, primarily higher horsepower packages. As of September 30, 2021 we had 1,221 rented units (288,706 horsepower) compared to 1,278 rented units (286,488 horsepower) as of September 30, 2020. Sequentially, total revenue increased 2.8% in the third quarter of 2021 compared to $17.7 million in the second quarter of 2021 primarily due to a $582,000 increase in rental revenues during the three months ended September 30, 2021.

Gross Margins: Total gross margins decreased to $1.3 million for the three months ended September 30, 2021 compared to $1.7 million for the same period in 2020. Total adjusted gross margin, exclusive of depreciation, for the three months ended

September 30, 2021, decreased to $7.5 million from $7.9 million for the same period ended September 30, 2020. This decrease was primarily attributable to increased costs of rentals primarily driven by increased repair and maintenance costs and increases in new compression unit set costs. These cost increases were partially offset by increased rental revenues. Sequentially, total gross margin increased to $1.3 million for the three months ended September 30, 2021 compared to $0.5 million for the three months ended June 30, 2021. Excluding depreciation, total adjusted gross margin increased to $7.5 million during the third quarter of 2021 compared to $6.6 million during the second quarter of 2021. This sequential increase was primarily due to lower rental margins in the preceding quarter driven by significant increases in new compression unit set costs as well as customer driven parts replacement activity, much of which was delayed by the pandemic. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Operating Loss: Operating loss for the three months ended September 30, 2021 was $1.6 million compared to an operating loss of $941,000 for the three months ended September 30, 2020. Operating loss increased due to decreased rental margins, a result of increased repair and maintenance expense as well as increases in new compression unit set costs. Similarly, operating loss decreased in the third quarter of 2021 to $1.6 million from $2.3 million during the second quarter of 2021 due to increased revenue and rental margins.

Net (Loss) Income: Net loss for the three months ended September 30, 2021 was $1.3 million ($0.10 per basic and diluted shares) compared to net loss of $562,000 ($(0.04) per basic and diluted shares) for the three months ended September 30, 2020. The increase in net loss during the third quarter of 2021 was mainly due to decreased rental margins partially offset by a $212,000 income tax benefit related to an increase in net operating losses that may be utilized to reduce future taxable income. Sequentially, net loss during the third quarter of 2021 of $1.3 million ($0.10 per basic and diluted shares) compares to net loss of $1,918,000 ($0.14 per basic and diluted shares) during the second quarter of 2021. This sequential improvement was primarily due to increased revenue and rental margins.

Adjusted EBITDA: Adjusted EBITDA decreased to $5.4 million for the three months ended September 30, 2021 from $6.2 million for the same period in 2020. This decrease was primarily attributable to lower rental margins as well as higher accrual expenses. Sequentially, adjusted EBITDA increased to $5.4 million for the three months ended September 30, 2021 from $4.5 million in the previous quarter. This increase was primarily attributable to higher rental revenues and margins.

Cash flows: At September 30, 2021, cash and cash equivalents were approximately $24.4 million, while working capital was $54.1 million with no outstanding debt. For the nine months of 2021, cash flows from operating activities was $20.0 million, while cash flows used in investing activities was $19.0 million. Cash flows used in investing activities included $19.1 million in capital expenditures, of which $17.9 million was dedicated to rental capital expenditures. In addition, the Company used $4.4 million of cash to repurchase 432,731 shares of common stock on the open market.

Selected data: The tables below show, for the three and nine months ended September 30, 2021 and 2020, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended September 30,				Nine months ended September 30,
	2021		2020		2021		2020
	(in thousands)
Rental	$16,195	89%	$14,861	94%	$47,149	87%	$46,092	90%
Sales	1,472	8%	536	4%	5,756	10%	3,994	8%
Service & Maintenance	578	3%	368	2%	1,486	3%	974	2%
Total	$18,245		$15,765		$54,391		$51,060

	Gross Margin
	Three months ended September 30,				Nine months ended September 30,
	2021		2020		2021		2020
	(in thousands)
Rental	$1,231	8%	$2,018	14%	$3,804	8%	$6,648	14%
Sales	(160)	(11)%	(530)	(99)%	(411)	(7)%	(813)	(20)%
Service & Maintenance	236	41%	219	60%	822	55%	585	60%
Total	$1,307	7%	$1,707	11%	$4,215	8%	$6,420	13%

	Adjusted Gross Margin (1)
	Three months ended September 30,				Nine months ended September 30,
	2021		2020		2021		2020
	(in thousands)
Rental	$7,369	46%	$8,101	55%	$22,084	47%	$24,806	54%
Sales	(91)	(6)%	(461)	(86)%	(199)	(3)%	(602)	(15)%
Service & Maintenance	251	43%	230	63%	861	58%	611	63%
Total	$7,529	41%	$7,870	50%	$22,746	42%	$24,815	49%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Total revenue	18,245	$15,765	$54,391	51,060
Costs of revenue, exclusive of depreciation	(10,716)	(7,895)	(31,645)	(26,245)
Depreciation allocable to costs of revenue	(6,222)	(6,163)	(18,531)	(18,395)
Gross margin	1,307	1,707	4,215	6,420
Depreciation allocable to costs of revenue	6,222	6,163	18,531	18,395
Adjusted Gross Margin	$7,529	$7,870	$22,746	$24,815

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, impairment of goodwill, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net (loss) income	$(1,257)	$(562)	$(3,569)	$3,685
Interest expense	25	2	40	13
Income tax benefit	(212)	(167)	(425)	(4,653)
Depreciation and amortization	6,387	6,318	19,010	18,859
Non-cash stock compensation expense	420	563	1,316	1,629
Adjusted EBITDA	$5,363	$6,154	$16,372	$19,533

Conference Call Details:

Teleconference: Thursday, November 11, 2021 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and nine months ended September 30, 2021.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and combustion systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things: the potential impacts of the COVID-19 pandemic on the Company’s business; a prolonged, substantial reduction in oil and natural gas prices which could cause a decline in the demand for NGS's products and services; the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K, as well as the Company’s Form 10-Q for the quarterly period ended September 30, 2021, as filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$24,424	$28,925
Trade accounts receivable, net of allowance for doubtful accounts of $1,150 and $1,161, respectively	11,594	11,884
Inventory	21,392	19,926
Federal income tax receivable	11,538	11,538
Prepaid income taxes	33	66
Prepaid expenses and other	668	379
Total current assets	69,649	72,718
Long-term inventory, net of allowance for obsolescence of $37 and $221, respectively	1,250	1,065
Rental equipment, net of accumulated depreciation of $192,827 and $175,802, respectively	208,396	207,585
Property and equipment, net of accumulated depreciation of $15,293 and $13,916, respectively	21,120	21,749
Right of use assets - operating leases, net of accumulated amortization of $519 and $356, respectively	321	483
Intangibles, net of accumulated amortization of $2,102 and $2,008, respectively	1,057	1,151
Other assets	2,513	2,050
Total assets	$304,306	$306,801
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,120	$2,373
Accrued liabilities	13,621	6,770
Line of credit	—	417
Current operating leases	94	198
Deferred income	693	1,103
Total current liabilities	15,528	10,861
Deferred income tax liability	41,448	41,890
Long-term operating leases	227	285
Other long-term liabilities	2,578	2,221
Total liabilities	59,781	55,257
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,394 and 13,296 shares issued, respectively	134	133
Additional paid-in capital	113,596	112,615
Retained earnings	135,717	139,286
Treasury Shares, at cost, 471 and 38 shares, respectively	(4,922)	(490)
Total stockholders' equity	244,525	251,544
Total liabilities and stockholders' equity	$304,306	$306,801

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended
	September 30,
	2021	2020
Revenue:
Rental income	$16,195	$14,861
Sales	1,472	536
Service and maintenance income	578	368
Total revenue	18,245	15,765
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	8,826	6,760
Cost of sales, exclusive of depreciation stated separately below	1,563	997
Cost of service and maintenance, exclusive of depreciation stated separately below	327	138
Selling, general and administrative expenses	2,705	2,493
Depreciation and amortization	6,387	6,318
Total operating costs and expenses	19,808	16,706
Operating loss	(1,563)	(941)
Other income (expense):
Interest expense	(25)	(2)
Other income, net	119	214
Total other income (expense), net	94	212
Loss before provision for income taxes	(1,469)	(729)
Income tax benefit	212	167
Net loss	$(1,257)	$(562)
Loss per share:
Basic	$(0.10)	$(0.04)
Diluted	$(0.10)	$(0.04)
Weighted average shares outstanding:
Basic	13,121	13,248
Diluted	13,121	13,248

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Nine months ended
	September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(3,569)	$3,685
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	19,010	18,859
Amortization of debt issuance costs	18	—
Deferred income taxes	(442)	233
Stock-based compensation	1,316	1,628
Bad debt allowance	65	287
Gain on sale of assets	(127)	(284)
Loss (gain) on company owned life insurance	(162)	19
Changes in operating assets and liabilities:
Trade accounts receivables	225	(1,565)
Inventory	(1,682)	3,793
Federal income tax receivable	—	(11,083)
Prepaid expenses and prepaid income taxes	(256)	(86)
Accounts payable and accrued liabilities	5,599	2,174
Deferred income	(410)	(57)
Deferred tax liability increase due to tax law change	—	10,103
Other	373	226
NET CASH PROVIDED BY OPERATING ACTIVITIES	19,958	27,932
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(19,080)	(11,964)
Purchase of company owned life insurance	(98)	(254)
Proceeds from sale of property and equipment	141	394
Proceeds from sale of deferred compensation mutual fund	—	10
NET CASH USED IN INVESTING ACTIVITIES	(19,037)	(11,814)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	—	4,601
Repayment of loan	—	(4,601)
Payments of other long-term liabilities, net	(1)	(2)
Repayments of long-term debt	(237)	—
Repayments of line of credit	(417)	—
Purchase of treasury shares	(4,432)	—
Taxes paid related to net share settlement of equity awards	(335)	(149)
NET CASH USED IN FINANCING ACTIVITIES	(5,422)	(151)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(4,501)	15,967
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,925	11,592
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$24,424	$27,559
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$25	$13
Income taxes paid	$—	$95
NON-CASH TRANSACTIONS
Right of use asset acquired through an operating lease	$—	$52